Exhibit 23.3

[SCHLUMBERGER DATA AND CONSULTING SERVICES LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Schlumberger Data & Consulting Services hereby consents to the incorporation by reference in the Registration Statement on Form S-4 of Chesapeake Energy Corporation to be filed on or about April 19, 2006, of information from our reserve report dated March 3, 2006, entitled “Estimate of Reserves and Future Revenue to the Chesapeake Energy Corporation Interest in Certain Oil and Gas Properties located in the United States as of December 31, 2005, Based on Constant Prices and Costs in accordance with Securities and Exchange Commission Guidelines.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

SCHLUMBERGER DATA & CONSULTING SERVICES

By:	/S/ JOSEPH H. FRANTZ, JR.
Name:	Joseph H. Frantz, Jr., P. E.
Title:	Consulting and Solutions Services Operations Manager U.S. Land East-North

April 19, 2006